Exhibit 99.2

Aradigm Corporation
Leader, Chris Keenan
Aradigm Corp. 2nd Quarter 2003 Financial Results
Conference ID #1685545
7/23/03

Date of Transcription: July 23, 2003

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Operator:	Good morning. My name is Nikki, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Aradigm Corporation Second Quarter 2003 Financial Results Conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time, simply press “star” then the number one on your telephone keypad. If you would like to withdraw your question, press “star” then the number two on your telephone keypad.

Thank you. Mr. Thompson, you may begin your conference.

Mr. Thompson:	Good morning. Thank you for joining us. I’m Rick Thompson, Chairman and CEO, and with me on this call is Dr. Bryan Lawlis, Aradigm’s President and Chief Operating Officer; and Tom Chesterman, Chief Financial Officer.

This morning we announced our financial results for the second quarter of 2003. If you haven’t already received a copy of the press release, you may obtain one by calling Chris Keenan at 510-265-9370 or from our website www.aradigm.com. An audio playback of this call and the question and answer session will be available under the investor relations section of our company website.

Before we ready our prepared statements, I’d like to remind you that certain information contained in this conference call will constitute forward-looking statements. As all of our programs are still in the development stage, Aradigm’s actual results may differ materially from those suggested here today. Additional information concerning factors that would cause such a difference are contained in the Company’s annual report on Form 10-K and its quarterly reports on Form 10-Q.

This quarter saw the Company broaden its capabilities in the area of needle-free drug delivery with the strategic acquisition of the Intraject Technology from Weston Medical. We further strengthened our organization through the addition of key ex-Weston personnel and completed the technology transfer from the UK on time and on budget. We’ve also continued our implementation of cost management initiatives so that our burn

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rate has remained at $2 million per month despite the additional expenditures involved with Intraject. I’m very pleased with the progress we’ve made during the quarter with the acquisition, the positive feedback we’re receiving from our partners on this addition, and the foundation we’ve created in generating greater value for our shareholders.

Today’s call will begin with Tom reviewing the financial results for the quarter and providing guidance for the third quarter of 2003. Bryan will then discuss the current clinical and operational activities, and I will finish by reviewing the quarter and the Company’s position in several key areas moving into the second half of 2003. I’ll then close with final remarks and open up the call for questions. And with that, I’ll turn the call over to Tom.

Tom:	Thanks, Rick. As detailed financial results for the second quarter are contained in the press release, the following are a summary and my comments. For the second quarter 2003 contract revenues, which are entirely from partner funded programs increased 29% to $9.4 million when compared to the $7.3 million from the same period in 2002. For the six months ended June 30th, 2003 contract revenues increased by 11% to $17.1 million from $15.4 million. The increase during the quarter and the six months is primarily due to activities surrounding the commercial development of our Influent [PHONETIC] program with Novo Nordisk. For the third quarter 2003, we expect total revenues to decrease slightly as the development activities on the Influent program begin to wind down. For the second quarter the Company’s research and development expenses decreased 4% over the same prior year period and for the six month period decreased 7%. During the third quarter 2003 we anticipate that R&D cost will decrease as efforts in support of the iDMS Phase 3 Trials level out and development work for Intraject will have been initiated.

For the second quarter 2003 general and administrative expenses remained flat, but we expect G&A to decrease as the Company’s recent cost reduction actions take effect through the third quarter. Aradigm ended the second quarter with approximately $28.2 million in cash, cash equivalents, and investments. Capital expenditures for the second quarter were approximately $2.9 million, the majority of which were related to the purchase of the Intraject product line and manufacturing equipment for the AERx’s

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Program. We expect capital expenditures to remain relatively modest in the quarter as we are not yet required to make the expenditures for the rest of the commercial scale equipment on the iDMS project.

As we outlined on previous financial calls this year and during our announcement of the Intraject acquisition in May, the Company continues to implement cost saving initiatives. I’m pleased to say that during the second quarter of 2003 we averaged a monthly burn rate of just below the $2 million target, which also brings our year to date burn rates to the target of $2 million per month. For the third and fourth quarters we anticipate this can be maintained or perhaps decreased slightly as we continue to make positive progress on cost control measures.

At this point, I’d like to turn the call over to Dr. Bryan Lawlis, Aradigm’s President, who will provide and overview of the Company’s clinical programs.

Dr. Lawlis:	Thanks, Tom. I would like to take this opportunity to provide some details on the ongoing development programs involving both the AERx’s and the Intraject platforms. The Phase 3 Trials of the AERx’s Insulin Diabetes Management System, the Company’s most advanced clinical program, are continuing. This first study is a two year safety study that was initiated in September 2002 and completed enrollment of its allotted 300 patients in December. Our internal efforts have been directed towards manufacturing of clinical supplies and supporting the efforts of Novo Nordisk in managing Phase 3 Trials. A we are entering the support phase of the program our role is changing, so additional questions concerning this trial or future clinical development plans surrounding the iDMS program should be directed to Novo Nordisk.

Recently Pfizer announced promising clinical results from one of its several ongoing Phase 3 Trials of Exubera, its dry powder inhalable insulin product stating that the data are indicating “a very positive direction” for the program, Pfizer outlined that decreases in lung function that were seen in earlier shorter duration studies now show a trend of leveling off over time and recovering when treatment has stopped. We’re encouraged by these positive results as significant attention has been focused on safety issues

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surrounding Pfizer’s program and pulmonary delivery of insulin over the past few years. This data supports Aradigm’s belief that inhaled insulin will be shown to be safe, and we look forward to the announcement of the remainder of the data.

At the 63rd Annual Meeting of the American Diabetes Association, our partner Novo Nordisk presented three abstracts relating to safety, compliance, and physician reaction to the features and benefits of the AERx’s system. In one abstract the safety of the AERx’s iDMS and the effects of inhaled insulin were reviewed. Pulmonary function tests were performed on a 107 patients with Type-2 diabetes with levels measured at the start and finish, as well as at given points throughout the course of the trial. Results showed now significant change in pulmonary function with any of the patients requiring additional treatment.

The issue of compliance, a growing concern throughout the healthcare industry was addressed with the study showing that patients who converted to AERx’s system from needle injections had a high rate of compliance with prescribed therapy. In the study 88% of those using the AERx’s system took their doses 90% of the time. We believe that this demonstrates the potential of AERx’s unique patient friendly features to increase compliance.

In another study to measure physicians reaction to features in pulmonary delivery systems, two features unique to the AERx’s iDMS, unit dose increment and data downloading were identified as key competitive advantages.

Regarding Intraject, recently we have completely on schedule the first in what is a critical step in the development of our Intraject platform. As we outlined in our conference call in May announcing the acquisition, we began with the technology transfer phase. Multidisciplinary teams across Aradigm’s organization have been working closely with Weston employees to insure that the proper information is captured and moved to our Hayward Campus. Specifically, development equipment, records, and materials have been transferred to Aradigm. To further support the development of the Intraject product line we have recently hired ex-Weston employees. These employees will be re-locating to California to complete their work and to provide for the smooth continuation of Intraject’s development. The technology transfer

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phase was completed on schedule and all Weston sites are now closed.
We’re pleased with the speed in which this was executed, and with the dedication shown by both the employees and administrators of Weston Medical and the employees of Aradigm in establishing the ground work for us to move forward on this innovative technology platform.

Aradigm plans to continue with the virtual manufacturing model developed by Weston. In this model, all of the manufacturing is outsourced to qualified suppliers in the UK and Continental Europe using Weston owned equipment. These suppliers have been evaluated by Aradigm staff and are cooperating with us as we continue Intraject development.

The manufacturing equipment now owned by Aradigm has also been inspected and evaluated for final development. With the technology transfer phase complete, we now shift into the development phase of the program. Final clinical testing is expected to commence some time in 2004. Because of the similarity in pharmaco-kinetic profiles between Intraject and subcutaneous injections and its advanced state of development, Intraject provides and opportunity for a faster clinical program. In addition, it potentially allows for more expedited regulatory approval process than is possible with many advance drug delivery systems. We look forward to updating you on our continued progress of this program going forward.

With that, I will turn the phone call over to Rick.

Rick:	Thanks, Bryan. As you’ve heard this morning, there’s a great deal of activity surrounding the Intraject program. This has been the right acquisition at the right time as it builds on many existing synergies with our AERx’s platform and will greatly enhance our partnering and financing capabilities while creating value for our shareholders.

Our business development group has been working closely with our current Intraject collaborators, including Glaxo SmithKline, Roche, Abbott, and others to re-establish resources and timelines to meet their individual objectives. These meetings have been very positive with Aradigm’s new role in leading the program being

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very well received. We remain committed to gaining new partnerships for our AERx’s product line. There are a number of opportunities where the unmatched efficiency and precision of delivery possible with AERx’s can significantly enhance existing drugs under development that treat lung disease. We believe as more and more safety data is available with AERx’s and competing pulmonary insulin delivery systems, the number of opportunities for systemic delivery for the lung will also grow.

This quarter the Company took additional steps in strengthening its organization. Recently Dr. Bryan Lawlis assumed the title of President, adding to his prior role as Chief Operating Officer. In his new position, Bryan is responsible for all of the day to day operations, including manufacturing, quality, clinical, and R&D. Further strengthening the operations side of the business, the Company announced the appointment of Bobba Venkatadri to the newly created position of Senior Vice-President of Operations. Bobba brings to Aradigm over 30 years of U.S. and International leadership in the areas of pharmaceutical and biotechnology manufacturing development with positions held with Diosynth, Molecular Biosystems, Seta Corp, and Warner Lambert. My role is now Chairman and Chief Executive Officer. I intend to focus most of my time on business development, finance, and strategy development, including the evaluation of potential acquisitions for Aradigm. I believe that there are good opportunities to strategically combine forces with other companies to build critical mass without creating a greater burden on our burn rate. I don’t want to create an expectation of an immediate announcement, but we’ll focus attention on this activity in the coming quarters and years.

In our efforts to continually streamline processes and manage our costs, Aradigm has implemented a reduction in it work force. The reduction has affected fewer than 40 regular employees and a number of our temporary staff. Our near term objectives are very clear; support our partner, Novo Nordisk by moving AERx’s iDMS expeditiously through Phase 3, work with new partners on various AERx’s programs and further the Intraject program through development. This reduction in work force has allowed us to re-allocate available resources to match these priorities and keeps us financially healthy for the foreseeable future.

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In conclusion, I believe that Aradigm has the financial and strategic resources coupled with the solid infrastructure to deliver on our commitments. Our employees remain focused on our near term objectives and on the longer range goals of building company value on many fronts. This completes our quarterly review of results for the second quarter of 2003. Operator, please open the call for questions.

Operator:	At this time, I would like to remind everyone, if you would like to ask a question, press “star” then the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Your first question comes from Matt Kapelin [PHONETIC] with Conk {unintelligible}.

Matt:	Hi, guys. Just a couple quick questions. With respect to the status of partnership discussions for the pain management system, could you update that? And then a couple other questions after that.

Rick:	Okay. Well, as you know, Matt, we’re actively working to find an alternative partner on the program should Glaxo decide not to go forward, or should Aradigm not decide to go forward with Glaxo. We don’t have an announcement ready for the pain program, but we are just as active as we’ve always been. We’re still optimistic that we’ll get an appropriate partner for it. I think we’d have to say it’s proving to be more difficult than we originally thought it would be, but our optimism remains and we hope to have an announcement on one of these calls.

Matt:	Great. And then with respect to the reduction in staff, what areas did most of the people work in, in terms of their focus, that were eliminated?

Bryan:	Hi, Matt. This is Bryan. The reduction in force occurred primarily in operations and in quality organizations with a few individuals in engineering.

Matt:	Okay. Great. And with respect to – obviously some of the statements that Pfizer has made over the last month or so, do you think Novo Nordisk will start to be a little bit more aggressive with their development strategy in timeline with respect to the AERx’s filing?

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Rick:	Well, Matt, I think Novo has proven to be a very supportive partner on this program all along, and they continue to be entirely committed to AERx’s iDMS. I don’t think I want to characterize them as aggressive or unaggressive. I think they are appropriate in evaluating their schedules and plans and move forward on timelines that they feel are the best timelines they can do. Certainly the potential competition from Pfizer filing in the near term versus later term has got to add additional pressure on both our organizations, but it’s the kind of pressure we welcome.

Matt:	And then one more final question just in terms of the Intraject platform. When should we start to see some movement with respect to clinical trials and additional data coming out of that program?

Rick:	With the Intraject program, the stage we’re at right now since we finished technology transfer is to validate the design that Weston has completed. And what that involves is a number of steps internal to the company that we’ll be conducting for the next three-quarters really. We anticipate that by the end of the first quarter next year we’ll be in a position to really begin conducting clinical trials some time in 2004 for sure we’ll be doing clinical trials with partners on their drug products.

Matt:	Thank you.

Rick:	You’re welcome, Matt.

Operator:	Your next question comes from Greg Savanafay [PHONETIC] with CIBC World Market.

Greg:	Thank you for taking my question. Given the comments you made earlier, are you able to say where the current Phase 3 program is for the Influent product in the U.S. and Europe. And then my follow up question is on the Intraject technology. Have you guys said exactly what kind of compounds are being worked on in those collaborations that Weston had. Thanks.

Rick:	The clinical program is under the control and management of Novo Nordisk and they’re making all decisions regarding preparation, initiation, and execution of those trials. If you have questions regarding those trials it’s most appropriate to ask Novo regarding

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that.

And the second half of the question was –

Bryan:	I’ll take that one. That was on Intraject. Yeah, we have announced some of the compounds and some of the partnerships that we’re working on. To be clear on this, Weston had several partnerships that we acquired along with the acquisition of the Intraject technology. But each of those partnership contracts have to be re-established as Aradigm to partner contracts. And we’re in the process of doing that now. We’re getting tremendous support from those partners, a lot of cooperation. We expect to be able to complete those negotiations some time this year. But the specific ones that have been announced are with Roche. Their Pegasus product for hepatitis is planned to be put into Intraject. With Glaxo SmithKline it’s Sumatriptan for migraine headaches. We also have announced that we expect to have a relations hip with Abbott, but in that case the compound has not been released.

There are several other companies that had deals with Weston that we’re less certain will be converted over into Aradigm deals, but if those windows are open then we will announce those separately.

Greg:	Sure. And can I just clarify the fact that you have not officially yet re-establish or consummated relationships with the former Weston collaborations.

Bryan:	We haven’t re-established the new contracts that will be between Aradigm and those partners. We certainly have re-established the relationships and are working closely with those companies.

Greg:	Okay. Thank you.

Bryan:	Thank you.

Operator:	Your next question comes from Dave Wallis with Value Capital Management.

Dave:	Hey, guys. Can you clarify the status of the production problem or the delay that you mentioned last quarter.

Male Speaker:	Yes. At the last quarterly phone call we announced that we were

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addressing issues regarding the implementation of our new steam sterilizable production equipment. We have now produced lots using this new equipment that are undergoing release testing.

Dave:	Okay. Thank you.

Operator:	At this time, I would like to remind everyone, if you wish to ask a question, please press “star” then the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Again, if you wish to ask a question, please press “star” then the number one on your telephone keypad. At this time there are no further questions. Do you have any closing remarks.

Rick:	Yes, operator. I’d like to thank everyone for participating in the call and thank you for your question. We’ll look forward to keeping you updated on progress with AERx’s and Intraject over the coming quarter. And we’ll talk to you at the next quarterly call.

Operator:	Thank you. This concludes today’s conference call. You may now disconnect.

[END CONFERENCE CALL]